UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 21, 2007 (December 21, 2007)

LINN ENERGY, LLC

(Exact name of registrant as specified in its charters)

Delaware	000-51719	65-1177591
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

600 Travis, Suite 5100
Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (281) 605-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Purchase Agreement

On December 21, 2007, Linn Energy, LLC (the “Company”) entered into, through one of its wholly-owned subsidiaries, a definitive purchase agreement to acquire certain oil and gas properties primarily in the Mid-Continent from Lamamco Drilling Company (the “Acquisition”) for a contract price of approximately $552 million, subject to purchase price adjustments. The Company anticipates that the Acquisition will close on January 31, 2008, subject to closing conditions. There can be no assurance that all of the conditions to closing the Acquisition will be satisfied.

A copy of the press release announcing the Acquisition is attached to this Report as Exhibit 99.1 and is incorporated into this Item 1.01 by reference.

Commitment Letter

On December 21, 2007, the Company received a firm commitment from certain lenders under its existing Senior Secured Revolving Credit Facility for a new $400 million subordinated bridge facility, the proceeds of which will be used for general corporate purposes and to partially fund the Acquisition.   The commitments are subject to customary conditions and will expire on February 28, 2008 if definitive financing documentation has not been executed and delivered by all parties by such date.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release of Linn Energy, LLC dated December 21, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LINN ENERGY, LLC

Date: December 21, 2007	By:	/s/ Charlene A. Ripley
Charlene A. Ripley
Senior Vice President, General Counsel and
Corporate Secretary